Exhibit 99.1

American States Water Company Announces Earnings for the Fourth Quarter and the Year 2010

SAN DIMAS, Calif.--(BUSINESS WIRE)--March 11, 2011--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.48 per common share for the fourth quarter ended December 31, 2010 as compared to basic and fully diluted earnings of $0.18 per common share for the fourth quarter ended December 31, 2009. Basic and fully diluted earnings from continuing operations were $0.44 per common share for the fourth quarter ended December 31, 2010 as compared to basic and fully diluted earnings from continuing operations of $0.16 per common share for the fourth quarter ended December 31, 2009.

Fourth Quarter 2010 Results

Diluted earnings from continuing operations as reported for the fourth quarter of 2010 increased by $0.28 per share, as compared to the same period of 2009. There were two items during the fourth quarter of 2010 that significantly impacted the quarterly results as follows:

(1) The recording of $9.4 million of pretax income, or $0.30 per share, at AWR’s Golden State Water Company (“GSWC”) subsidiary reflecting the recognition of retroactive revenues for the first nine months of 2010. This was as a result of a final decision issued by the California Public Utilities Commission (“CPUC”) on November 19, 2010 approving general rate increases in the Regions II and III customer service areas and to recover general office expenses at the corporate headquarters. The new rates were retroactive to January 1, 2010. The pretax impact of the decision related to the first nine months of 2010 is summarized as follows (in thousands):

Retroactive Impact:
Increase in water margin	$11,451
Increase in depreciation expense	(2,584)
Decrease in pension expense	1,367
Increase in other operating expenses	(846)
Net pretax increase	$9,388
Increase in diluted EPS	$0.30

(2) The recording of a pretax charge of $7.6 million, or $0.23 per share, at GSWC’s operations for the impairment of assets and loss contingencies resulting from new developments in regulatory matters, which may be adjusted further as additional information becomes known. This charge was in addition to a $9.0 million pretax charge, or $0.32 per share, recorded during the third quarter of 2010.

Removing the effects of the two items discussed above, adjusted fully diluted earnings from continuing operations (a non-GAAP financial measure) for the fourth quarter of 2010 would have been $0.37 per share, an increase of $0.21 per share over 2009. This increase is due to the following items:

  An increase in the water margin of $3.1 million, or $0.10 per share, during the fourth quarter ended December 31, 2010 compared to the same period of 2009 due primarily to higher water rates approved by the CPUC effective January 1, 2010 in connection with the Region II, Region III and General Office rate case.
  An increase in the electric margin of $1.4 million, or $0.04 per share, during the fourth quarter of 2010 as compared to the same period of 2009. The increase was primarily due to increases in rates effective November 2009 and January 2010 related to GSWC’s electric general rate case approved by the CPUC which generated an increase of approximately $1.3 million in revenues for the fourth quarter of 2010.
  A decrease in operating expenses, other than supply costs, of $2.9 million, or $0.09 per share, at the Company’s water and electric utility businesses for the quarter ended December 31, 2010. The decrease was primarily due to: (i) a $3.8 million pretax charge during the fourth quarter of 2009 related to legal and settlement costs in connection with a settlement agreement reached between the Company and two former officers; (ii) a decrease in pension expense of $0.8 million largely due to the effect of implementing a two-way pension balancing account at GSWC’s water regions, and (iii) lower maintenance and other operating expenses of $1.1 million. These decreases were partially offset by an increase in: (i) labor and other employee related costs of $1.0 million, and (ii) depreciation and amortization expenses of $1.8 million.
  A decrease of $2.9 million, or $0.09 per share, in pretax operating income through AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), during the fourth quarter ended December 31, 2010. The decrease was primarily due to: (i) a $1.2 million increase in allocation of costs from the corporate headquarters to ASUS as a result of the CPUC’s November 2010 decision in the Region II, Region III and general office rate case, which was effective January 1, 2010, and (ii) a $1.6 million downward adjustment to construction revenues recorded under the percentage of completion method of accounting due to higher than anticipated costs as a result of unexpected site conditions related to certain capital projects. ASUS has filed for recovery of these additional costs with the U.S. government.
  An increase in interest income (net of interest expense) of $1.4 million, or $0.04 per share, primarily due to a proposed settlement reached with the Internal Revenue Service related to the Company’s refund claims associated with a tax-method change.
  A decrease in the effective tax rate for the quarter ended December 31, 2010 as compared to the same period in 2009, positively impacting earnings by $0.03 per share primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements (primarily related to pension costs) and adjustments to other nondeductible permanent items.

Discontinued operations represent the operational results of Chaparral City Water Company (“CCWC”). On June 7, 2010, AWR entered into a stock purchase agreement with EPCOR Water (USA) Inc. to sell all the common shares of CCWC. The consummation of the transaction contemplated by the agreement is subject to customary conditions, including among other things, regulatory approval by the Arizona Corporation Commission (“ACC”), which is anticipated to be received in 2011. Net income from discontinued operations for the quarter ended December 31, 2010 was $818,000, equivalent to $0.04 per common share on a fully diluted basis, compared to net income of $362,000 or $0.02 per common share on a basic and fully diluted basis, for the quarter ended December 31, 2009, an increase of $0.02 per common share. The improved performance at CCWC was primarily due to rate increases approved by the ACC in October 2009 and a decrease in operating expenses as compared to 2009.

Continuing Operations:

Operating revenues increased by $19.5 million to $103.7 million for the fourth quarter of 2010, compared to $84.2 million recorded in the fourth quarter of 2009, an increase of 23.1%. The table below sets forth summaries of operating revenues by segment:

(in thousands)	2010	2009	$ Change	% Change
Water	$79,274	$61,603	$17,671	28.7%
Electric	9,060	7,839	1,221	15.6%
Contracted services	15,366	14,800	566	3.8%
Total operating revenues	$103,700	$84,242	$19,458	23.1%

Water revenues for the fourth quarter of 2010 increased by $17.7 million, or 28.7%, primarily due to implementation of the final decision issued by the CPUC in November 2010 on the Region II, Region III and general office rate case, which approved rate increases retroactive to January 1, 2010.

Electric revenues increased by 15.6% to $9.1 million compared to $7.8 million for the fourth quarter of 2009 due primarily to rate increases approved by the CPUC effective November 2009 and January 2010.

Contracted services revenues are composed of construction revenues (including renewals and replacements) and management fees for operating and maintaining the water and/or wastewater systems at certain military bases. Such revenues increased by 3.8%, during the fourth quarter of 2010 primarily due to increases in management fees at various ASUS subsidiaries.

Total consolidated operating expenses for the fourth quarter of 2010 increased by $13.3 million to $87.1 million as compared to the $73.8 million recorded for the same period in 2009, due in large part to the pretax charge of $7.6 million for the impairment of assets and loss contingencies previously discussed. In addition, $3.9 million of the increase in operating expenses was primarily due to retroactive adjustments to increase supply costs and depreciation expense, and decrease pension expense, recorded in the fourth quarter of 2010 related to the first nine months of 2010 due to the final decision issued by the CPUC in November 2010 that was retroactive to January 1, 2010. There was also an increase of $1.8 million related to the fourth quarter of 2010 in: (i) supply costs of $1.1 million; (ii) administrative and general expenses of $2.1 million primarily due to higher labor and other employee related benefits; (iii) depreciation and amortization expense of $1.8 million; and (iv) construction expenses at ASUS of $1.2 million. These increases were partially offset by a $3.8 million pretax charge in 2009 for legal and settlement costs previously discussed, and a $0.6 million pretax gain in 2010 on the sale of property primarily due to the sale of a well site in one of GSWC’s water regions.

The table below sets forth pretax operating income by segment for the fourth quarter:

(in thousands)	2010	2009	$ Change	% Change
Water	$16,652	$8,049	$8,603
Electric	1,371	587	784
Contracted services	(1,118)	1,819	(2,937)
AWR parent	(284)	(15)	(269)
Total pretax operating income	$16,621	$10,440	$6,181	59.2%

Interest expense decreased by $246,000 to $5.1 million during the fourth quarter of 2010, as compared to $5.4 million during the fourth quarter of 2009 due to a decrease in interest expense recorded to the balancing account as compared to the fourth quarter of 2009. These decreases were partially offset by higher short-term borrowings and short-term interest rates. Average bank loan balances outstanding under an AWR credit facility for the fourth quarter of 2010 were approximately $55.6 million, as compared to an average of $18.6 million during the same period of 2009. The average interest rate on short-term borrowings for the fourth quarter of 2010 was 1.5%, as compared to an average of 0.9% during the same period of 2009.

Interest income increased by $1.2 million during the fourth quarter of 2010, due primarily to a proposed settlement reached with the Internal Revenue Service related to the Company’s refund claims associated with a tax-method change.

Income tax expense for the fourth quarter of 2010 was $4.7 million as compared to $2.4 million for the same period in 2009. The effective income tax rate (“ETR”) for the three months ended December 31, 2010 was 36.4% for continuing operations compared to 43.8% for the same period of 2009. The decrease in the ETR was primarily due to changes between book and taxable income that are treated as flow-through adjustments, in accordance with regulatory requirements (primarily related to pension costs) and other nondeductible items.

Year-to Date 2010 Results

Basic and diluted earnings per share for the year ended December 31, 2010 were $1.78 and $1.77, respectively, compared to $1.63 and $1.62 per share on a basic and fully diluted basis, respectively, for the year ended December 31, 2009. Basic and diluted earnings per share from continuing operations for the year ended December 31, 2010 were $1.67 and $1.66, respectively, compared to $1.62 and $1.61 per share on a basic and fully diluted basis, respectively, for the year ended December 31, 2009.

Diluted earnings per share from continuing operations for the twelve months of 2010 were $1.66 compared to $1.61 for 2009, an increase of $0.05 per share. Earnings for 2010 were largely impacted by: (i) a pretax charge of $16.6 million, or $0.55 per share recorded in 2010 for the impairment of assets and loss contingencies resulting from new developments in regulatory matters as discussed in the quarterly results, and (ii) pretax income of $6.1 million, or $0.19 per share, during the first quarter of 2010 reflecting approval from the U.S. government of requests for equitable adjustment, which were retroactive, for managing more infrastructure than originally estimated by the government in its solicitation of bids for operation of the water and wastewater facilities at Fort Bragg in North Carolina and Fort Bliss in Texas. Excluding the effects of these two significant items, adjusted fully diluted earnings from continuing operations for 2010 would have been $2.02 per share, an increase of $0.41 per share.

Contributing to the remaining increase of $0.41 per share as compared to 2009 in diluted earnings per share from continuing operations are the following significant items: (i) an increase in the water margin of $16.0 million, or $0.51 per share, primarily due to higher water rates approved by the CPUC in the Region II and Region III rate case; (ii) an increase in the electric margin of $6.8 million, or $0.21 per share; (iii) a pretax operating charge of $3.8 million, or $0.12 per share recorded in 2009 related to legal and settlement costs as previously discussed; and (iv) an increase in interest income, net of interest expense of $1.3 million, or $0.04 per share primarily related to a proposed settlement reached with the Internal Revenue Service related to the Company’s refund claims associated with a tax-method change.

The increases to diluted earnings per share from continuing operations discussed above, were partially offset by: (i) an increase in operating expenses, other than supply costs and excluding the impairment of assets and loss contingencies, of $10.1 million, or $0.32 per share, at the Company’s water and electric utility businesses, due primarily to higher labor and other related benefits, an increase in property and other taxes, and an increase in maintenance, depreciation and amortization expenses; (ii) a decrease in ASUS’ pretax operating income of $0.02 per share (excluding the impact of the approved requests for equitable adjustment previously discussed) due to higher allocated costs from the corporate headquarters and lower profit margins on certain capital projects at Fort Bragg and the military bases in Virginia due to higher than expected construction costs resulting from unexpected site conditions; (iii) a decrease in other income of $684,000, or $0.02 per share due to losses incurred at one of AWR’s investments, accounted for by the equity method; (iv) an increase in income tax expense due to a tax benefit of $918,000, or $0.05 per share, recorded in the first quarter of 2009 and due to an increase in the effective income tax rate (excluding the $918,000 tax benefit) for the year ended December 31, 2010 unfavorably impacting earnings by $0.02 per share due primarily to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements and other nondeductible permanent items, and (v) a decrease of $0.04 per share due to an increase in the weighted average number of shares outstanding resulting from the issuance of 1.1 million shares of AWR’s Common Shares in a public offering completed in May 2009.

Diluted earnings per share from discontinued operations for the twelve months of 2010 increased by $0.10 per share due to rate increases approved by the ACC in October 2009 and due to a decrease in operating expenses as compared to 2009.

Regulatory Matters

The CPUC approved rate cases in 2010 for each of GSWC’s three water regions. GSWC will file a general rate case for all three water regions plus the general office in July 2011 for years 2013, 2014, and 2015. The new consolidated general rate case is expected to have an 18-month processing schedule.

GSWC will file a general rate case for Bear Valley Electric Service during the fourth quarter of 2011 for years 2013 through 2016.

On January 25, 2011, California Governor Jerry Brown appointed two new regulatory commissioners, Catherine Sandoval and Mike Florio. The Company looks forward to working with the new commissioners and their colleagues at the CPUC.

Contracted Services

In December 2010, ASUS filed requests for equitable adjustment with the U.S. government for recovery of costs incurred due to site conditions encountered for certain capital upgrade work performed at Fort Bragg in North Carolina and one of the military bases in Virginia. Resolution of these requests are expected in 2011.

ASUS is currently in negotiations with the U.S. government on price redeterminations for Andrews Air Force Base in Maryland and the four bases in Virginia. Resolution of these price redeterminations are expected in 2011.

Non-GAAP Financial Measures

This press release includes a presentation of “adjusted fully diluted earnings from continuing operations”, which excludes: (i) the pretax charges for the impairment of assets and loss contingencies recorded during the three and twelve months ended December 31, 2010; (ii) the retroactive impact recorded during the fourth quarter ended December 31, 2010 of the CPUC decision issued in November 2010, and (iii) the retroactive impact of ASUS’s requests for equitable adjustments recording during the twelve months ended December 31, 2010. Management believes that the presentation of this adjusted measure is useful to investors because it provides a means of evaluating AWR's operating performance without giving effect to these items that occurred during the three and twelve months ended December 31, 2010, which do not reflect the day-to-day operations of the Company. This press release also includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules. The non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. Registrant uses water and electric gross margins and related percentages as important measures in evaluating its operating results. Registrant believes these measures are useful internal benchmarks in evaluating the utility business performance within its water and electric segments. Registrant reviews these measurements regularly and compares them to historical periods and to our operating budget as approved.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-K for the year ended December 31, 2010 to be filed with the Securities and Exchange Commission.

Fourth Quarter 2010 Earnings Release Conference Call - The Company will host a conference call today, March 11, 2011 at 10:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Friday, March 11, 2011 at 2:00 p.m. PT and will run through Friday, March 18, 2011. After logging on to the website, click the “Investors” button at the top of the page. The archive is located just above the “Stock Quote” section.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers) and to over 13,000 customers in the Town of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	December 31	December 31
(in thousands)	2010	2009
	(Unaudited)
Assets
Utility Plant-Net	$854,956	$822,027
Goodwill	1,116	1,116
Other Property and Investments	10,981	10,989
Current Assets	154,101	94,723
Assets of Discontinued Operations	50,883	50,177
Regulatory and Other Assets	119,998	134,261
	$1,192,035	$1,113,293
Capitalization and Liabilities
Capitalization	$677,380	$659,651
Current Liabilities	151,811	98,921
Liabilities of Discontinued Operations	27,031	27,006
Other Credits	335,813	327,715
	$1,192,035	$1,113,293

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Operating Revenues	$103,700	$84,242	$398,942	$353,251

Operating Expenses:
Supply costs	$24,018	$21,039	$101,151	$91,481
Other operation expenses	7,450	7,390	29,184	28,808
Administrative and general expenses	25,657	20,526	87,135	69,051
Maintenance	5,267	5,441	18,149	17,012
Depreciation and amortization	12,284	7,888	37,405	31,531
Property and other taxes	3,696	3,341	14,165	12,824
ASUS construction expenses	9,352	8,177	38,577	33,717
Net gain on sale of property	(645)	-	(643)	(15)
Total operating expenses	$87,079	$73,802	$325,123	$284,409

Operating income	$16,621	$10,440	$73,819	$68,842

Interest expense	(5,145)	(5,391)	(21,636)	(21,899)
Interest income	1,421	236	2,406	911
Other	95	131	(463)	221

Income from continuing operations before income tax expense	$12,992	$5,416	$54,126	$48,075
Income tax expense	4,730	2,376	23,035	18,701
Income from continuing operations	8,262	3,040	31,091	29,374

Income from discontinued operations, net of taxes	818	362	2,106	157
Net Income	9,080	$3,402	$33,197	$29,531

Basic Earnings Per Share
Income from continuing operations	$0.44	$0.16	$1.67	$1.62
Income from discontinued operations, net of tax	0.04	0.02	0.11	0.01
Net Income	$0.48	$0.18	$1.78	$1.63

Fully Diluted Earnings Per Share
Income from continuing operations	$0.44	$0.16	$1.66	$1.61
Income from discontinued operations, net of tax	0.04	0.02	0.11	0.01
Net Income	$0.48	$0.18	$1.77	$1.62

Weighted Average Shares Outstanding	18,621	18,517	18,585	18,052
Weighted Average Diluted Shares	18,787	18,660	18,736	18,188

Dividends Declared Per Common Share	$0.26	$0.26	$1.04	$1.01

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707